Exhibit 5.2

                     February 23, 2010

General Electric Capital Corporation
3135 Easton Turnpike
Fairfield, CT 06927

Ladies and Gentlemen:

I am Associate General Counsel – Corporate Treasury of General Electric Capital Corporation and, in this capacity, have examined the Registration Statement on Form S-4 (the “Registration Statement”) filed by General Electric Capital Corporation (the “Company”) and GE Capital Trust I (the “Trust”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, for the registration of $2,500,000,000 aggregate liquidation amount of Trust Securities (the “Trust Securities”). The Trust Securities are to be guaranteed by the Company as to the payment of accumulated and unpaid distributions thereon, redemption price thereof, and liquidation distribution thereon, in each case, to the extent that the Trust has funds (or in the case of liquidation, remaining assets for distribution) on hand available therefor (the “Guarantee”) pursuant to the terms of a Guarantee Agreement (the “Guarantee Agreement”) to be entered into by the Company and The Bank of New York Mellon, as guarantee trustee. In connection with the Trust Securities and the Guarantee, it is contemplated that the Trust will issue its Trust Securities in exchange for the outstanding 6.375% Fixed to Floating Rate USD Subordinated Debentures due 2067 (the “Debentures”) of the Company pursuant to the exchange offer to which the Registration Statement relates (the “Exchange Offer”). The outstanding Debentures were issued pursuant to the Indenture (the “Indenture”) for Subordinated Debentures, dated as of September 1, 2006, between the Company and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, N.A. (the “Trustee”). In connection with the Exchange Offer, the Company will enter into a supplemental indenture with the Trustee (the “Supplemental Indenture”) in order to modify certain provisions of the Indenture.

I have reviewed such corporate records, certificates and other documents as I have considered necessary or appropriate for purposes of this opinion. Based on the foregoing and subject to the qualifications set forth below, I am of the opinion that:

1.	The Indenture has been duly authorized, executed and delivered and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2.

The Debentures have been duly authorized, executed and delivered and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitle the holders thereof to the benefits provided by the Indenture.

3.

When, as, and if each of the Guarantee Agreement and the Supplemental Indenture has been duly executed and delivered in connection with the Exchange Offer, each of the Guarantee Agreement and the Supplemental Indenture will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

The opinions expressed above with respect to enforceability are given as of the date hereof and are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law). The opinion set forth in paragraph 2 above is also subject to the issuance of any legally required consents, approvals, authorizations or orders of the Commission and any other regulatory authority. My opinions are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to my delivery of this opinion under the caption “Legal Opinions” in the Registration Statement. In giving the foregoing consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Alan M. Green